Exhibit 99.1

Alcoa Corporation Reports First Quarter 2021 Results

Improved pricing and strong shipments drive highest quarterly results since 2018

PITTSBURGH--(BUSINESS WIRE)--April 15, 2021--Alcoa Corporation (NYSE: AA) today reported first quarter 2021 results that reflect improvements in pricing for alumina and aluminum, strong operational performance, and continued discipline in executing the Company’s long-term strategy.

First Quarter Highlights

  Maintained reliable production and shipments while prioritizing safety, including COVID-19 protocols
  Revenue and income highest since 2018, which was a record-setting year
  Realized 20 percent sequential increase in revenue on higher prices and strong shipments
  Generated net income of $175 million; sequentially, adjusted net income increased 206 percent to $150 million
  Adjusted EBITDA excluding special items increased 44 percent to $521 million
  Completed sale of the Warrick rolling mill for $670 million; met target for non-core asset sales
  Strengthened the balance sheet and increased flexibility for use of excess cash: In March, issued debt with lowest-ever coupon rate; in April, debt proceeds and cash on hand used to fund U.S. pension plans and pay off higher-interest rate notes
  Signed agreements to repower Portland Aluminium smelter in the State of Victoria in Australia
  Increased shipments of aluminum value-add products by approximately 10 percent sequentially
  Cash balance $2.5 billion as of March 31, 2021

Financial Results

M, except per share amounts	1Q21	4Q20	1Q20
Revenue	$2,870	$2,392	$2,381
Net income (loss) attributable to Alcoa Corporation	$175	$(4)	$80
Earnings (loss) per share attributable to Alcoa Corporation	$0.93	$(0.02)	$0.43
Adjusted net income (loss)	$150	$49	$(42)
Adjusted earnings (loss) per share	$0.79	$0.26	$(0.23)
Adjusted EBITDA excluding special items	$521	$361	$321

“We had an excellent first quarter with our best quarterly result since a record-setting year in 2018,” said Alcoa President and CEO Roy Harvey. “We excelled from the top line to the bottom line, controlling production costs and capturing the benefits of improved demand and stronger prices for alumina and aluminum.

“In addition to exceptional operating performance, we made the Company even stronger this quarter by improving the balance sheet,” Harvey said. “Using cash on hand and the proceeds from our debt issuance with our lowest-ever coupon rate, we paid off higher-interest rate notes in April and funded more of our pension obligations. This provides even greater flexibility to execute on our long-term strategy in the years ahead.

“Our teams have demonstrated relentless discipline to ensure we are ready for whatever the markets may bring. We’ve proven we can operate during uncertain times, and we’re well positioned for the future with excellent environmental, social and governance practices and a low-carbon product portfolio that is the industry’s most comprehensive.”

First Quarter 2021 Results

  Shipments: In Alumina, third-party shipments increased approximately 7 percent sequentially, primarily due to timing of shipments as well as continued high production rates. In Aluminum, third-party shipments increased approximately 13 percent sequentially, primarily related to resuming shipments at San Ciprián in Spain.
  Revenue: Higher aluminum and alumina prices, combined with increased shipments, drove a 20 percent sequential increase in revenue.
  Net income attributable to Alcoa Corporation: Alcoa reported net income of $175 million, or $0.93 per share, in the first quarter 2021, an improvement of $179 million from the net loss of $4 million, or $0.02 per share, in the fourth quarter 2020. The improved sequential results are primarily due to higher aluminum and alumina prices, lower restructuring-related charges, and the recognition of a gain on the sale of the Warrick rolling mill.
  Adjusted net income: Excluding the benefit from net special items of $25 million, adjusted net income was $150 million, or $0.79 per share, triple the prior quarter’s adjusted net income of $49 million, or $0.26 per share. Notable special items include a $27 million gain on the sale of the Warrick rolling mill.
  Adjusted EBITDA excluding special items: Adjusted EBITDA excluding special items was $521 million, a 44 percent sequential increase primarily attributed to higher aluminum and alumina prices.
  Cash: Alcoa ended the quarter with cash on hand of $2.5 billion, which included $583 million in initial net proceeds from the sale of Warrick rolling mill and $493 million in net proceeds from the March 2021 debt issuance. Cash provided from operations was $6 million. Cash provided from financing activities was $428 million, primarily related to the debt issuance, and cash provided from investing activities was $514 million, primarily related to the sale of the Warrick rolling mill. Free cash flow was negative $69 million.
  Debt and pension actions: Total debt as of March 31, 2021 was $3 billion, and net debt was $492 million, a 47 percent improvement from net debt of $935 million in the fourth quarter 2020. In March 2021, debt increased $500 million from the 4.125 percent debt issuance. In April, the Company used the proceeds of the debt issuance and cash on hand to contribute $500 million to U.S. pension plans and redeem in full $750 million of 6.75 percent senior notes. The actions provide further flexibility, strengthen the balance sheet, and move the Company closer to its net debt target.
  Working capital: The Company reported 25 days working capital. Excluding the working capital of the Warrick rolling mill from fourth quarter 2020, the Company has five days additional working capital at the end of the first quarter 2021 primarily due to higher accounts receivable reflecting improved pricing and lower accounts payable. On a year-over-year quarter basis, also excluding the working capital of the Warrick rolling mill in the comparative period, days working capital improved by four days, primarily due to lower days of inventory on hand.

Strategic Actions

The Company is continuing the review of its asset portfolio and is increasing low-carbon product sales to drive lower costs and sustainable profitability.

Non-Core Asset Sales

  Warrick Rolling Mill: On March 31, 2021, Alcoa completed the sale of the Warrick rolling mill, held by Alcoa Warrick LLC, to Kaiser Aluminum Corporation for total consideration of approximately $670 million, which included the assumption of $72 million in OPEB liabilities (as adjusted post-closing). Alcoa recorded a gain on the sale of approximately $27 million in the first quarter 2021, subject to working capital and other purchase price adjustments. The assets and liabilities of the Warrick rolling mill were classified as held for sale on the Company’s balance sheet as of December 31, 2020.

  Alcoa retains ownership of the 269,000 metric tons per year aluminum smelter and its electricity generating units at Warrick Operations. In connection with the sale, Alcoa entered into a market-based metal supply agreement with Kaiser.

  With the Warrick rolling mill sale and the 2020 sale of the Gum Springs, Arkansas waste treatment facility, the Company reached its target to generate between $500 million and $1 billion from non-core asset sales.

Portfolio Review

In October 2019, the Company announced a five-year review of existing production assets that includes evaluations for significant improvement or potential curtailments, closures or divestitures. The review included 1.5 million metric tons of global smelting capacity and 4 million tons of global alumina refining capacity. Since the announcement, 230,000 metric tons of uncompetitive smelting capacity has been curtailed with the 2020 idling of the Intalco smelter. In refining, the December 2019 closure of Point Comfort permanently removed 2.3 million metric tons of alumina capacity.

  Portland Aluminium: On March 18, 2021, Alcoa announced new agreements with multiple power generators and financial commitments from the Australian federal government and the State of Victoria to repower the Portland Aluminium smelter. New energy agreements are effective August 1, replacing one agreement with AGL that expires on July 31, 2021.
  San Ciprián Smelter: In January 2021, the Company reached an agreement with the workers’ representatives to suspend the labor strike at its San Ciprián alumina refinery and aluminum smelter in Spain to negotiate an exclusive sales process with Sociedad Estatal de Participaciones Industriales (SEPI), a Spanish government-owned entity. The Company has complied with the terms of the agreement to pursue a sale, has delivered a term sheet to SEPI, and is continuing to evaluate potential solutions.

Low-Carbon, Sustainable Products

Alcoa is recognizing increased year-over-year demand for its SustanaTM line of products, which is the most comprehensive in the industry, and metal certified by the Aluminium Stewardship Initiative (ASI).

In March 2021, Alcoa announced that its low-carbon primary aluminum product, EcoLumTM, is being used for the wheels on the Audi e-tron GT, the auto manufacturer’s first fully electric sportscar. The wheels also include an allocation of metal from ELYSISTM, which is working to commercialize a smelting technology that eliminates all greenhouse gas emissions from the traditional smelting process.

In addition, Alcoa expects to ship in May its first commercial sale of EcoSourceTM, its low-carbon alumina product. EcoSource is the world’s first low-carbon smelter grade alumina and can help aluminum producers reduce their carbon footprint.

2021 Outlook

Alcoa is expecting a strong 2021 based on continued economic recovery and increased demand for aluminum in all end markets.

The Company’s Aluminum segment is forecasting double digit growth on year-over-year sales of value-add products. In the first quarter of 2021, shipments for value-add products, which includes specific shapes and alloys such as billet, slab, foundry and rod, increased 10 percent sequentially, posting three consecutive quarters of improvement.

The Company’s 2021 shipment outlook for Bauxite and Aluminum remains unchanged from the prior full-year estimates. Total alumina shipments are expected to increase 100 thousand metric tons to between 14.0 and 14.1 million metric tons. Total annual bauxite shipments are expected to range between 49.0 and 50.0 million dry metric tons. The Aluminum segment is expected to ship between 2.7 and 2.8 million metric tons.

In the second quarter of 2021, Alcoa expects another strong quarter despite the absence of the Warrick rolling mill results, current energy market conditions, and seasonal maintenance typically higher in the second quarter than other quarters.

Based on current alumina and aluminum market conditions, the Company expects second quarter tax expense to approximate $90 million, which may vary with market conditions and jurisdictional profitability.

The COVID-19 pandemic is ongoing, and its magnitude and duration continue to be unknown. The uncertainty around its future impact on the Company’s business, financial condition, operating results, and cash flows could cause actual results to differ from this outlook.

Conference Call

Alcoa will hold its quarterly conference call at 5:00 p.m. Eastern Daylight Time (EDT) on Thursday, April 15, 2021, to present first quarter 2021 financial results and discuss the business, developments, and market conditions.

The call will be webcast via the Company’s homepage on www.alcoa.com. Presentation materials for the call will be available for viewing on the same website at approximately 4:15 p.m. EDT on April 15, 2021. Call information and related details are available under the “Investors” section of www.alcoa.com.

Dissemination of Company Information

Alcoa intends to make future announcements regarding company developments and financial performance through its website, www.alcoa.com, as well as through press releases, filings with the Securities and Exchange Commission, conference calls and webcasts. The Company does not incorporate the information contained on, or accessible through, its corporate website into this press release.

About Alcoa Corporation

Alcoa (NYSE: AA) is a global industry leader in bauxite, alumina, and aluminum products, and is built on a foundation of strong values and operating excellence dating back 135 years to the world-changing discovery that made aluminum an affordable and vital part of modern life. Since developing the aluminum industry, and throughout our history, our talented Alcoans have followed on with breakthrough innovations and best practices that have led to efficiency, safety, sustainability, and stronger communities wherever we operate.

Forward-Looking Statements

This news release contains statements that relate to future events and expectations and as such constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include those containing such words as “anticipates,” “believes,” “could,” “estimates,” “expects,” “forecasts,” “goal,” “intends,” “may,” “outlook,” “plans,” “projects,” “seeks,” “sees,” “should,” “targets,” “will,” “would,” or other words of similar meaning. All statements by Alcoa Corporation that reflect expectations, assumptions or projections about the future, other than statements of historical fact, are forward-looking statements, including, without limitation, forecasts concerning global demand growth for bauxite, alumina, and aluminum, and supply/demand balances; statements, projections or forecasts of future or targeted financial results or operating performance; statements about strategies, outlook, and business and financial prospects; and statements about return of capital. These statements reflect beliefs and assumptions that are based on Alcoa Corporation’s perception of historical trends, current conditions, and expected future developments, as well as other factors that management believes are appropriate in the circumstances. Forward-looking statements are not guarantees of future performance and are subject to known and unknown risks, uncertainties, and changes in circumstances that are difficult to predict. Although Alcoa Corporation believes that the expectations reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that these expectations will be attained and it is possible that actual results may differ materially from those indicated by these forward-looking statements due to a variety of risks and uncertainties. Such risks and uncertainties include, but are not limited to: (a) current and potential future impacts of the coronavirus (COVID-19) pandemic on the global economy and our business, financial condition, results of operations, or cash flows and judgments and assumptions used in our estimates; (b) material adverse changes in aluminum industry conditions, including global supply and demand conditions and fluctuations in London Metal Exchange-based prices and premiums, as applicable, for primary aluminum and other products, and fluctuations in indexed-based and spot prices for alumina; (c) deterioration in global economic and financial market conditions generally and which may also affect Alcoa Corporation’s ability to obtain credit or financing upon acceptable terms or at all; (d) unfavorable changes in the markets served by Alcoa Corporation; (e) the impact of changes in foreign currency exchange and tax rates on costs and results; (f) increases in energy or raw material costs or uncertainty of energy supply or raw materials; (g) declines in the discount rates used to measure pension and other postretirement benefit liabilities or lower-than-expected investment returns on pension assets, or unfavorable changes in laws or regulations that govern pension plan funding; (h) the inability to achieve improvement in profitability and margins, cost savings, cash generation, revenue growth, fiscal discipline, sustainability targets, or strengthening of competitiveness and operations anticipated from portfolio actions, operational and productivity improvements, technology advancements, and other initiatives; (i) the inability to realize expected benefits, in each case as planned and by targeted completion dates, from acquisitions, divestitures, restructuring activities, facility closures, curtailments, restarts, expansions, or joint ventures; (j) political, economic, trade, legal, public health and safety, and regulatory risks in the countries in which Alcoa Corporation operates or sells products; (k) labor disputes and/or work stoppages; (l) the outcome of contingencies, including legal and tax proceedings, government or regulatory investigations, and environmental remediation; (m) the impact of cyberattacks and potential information technology or data security breaches; (n) risks associated with long-term debt obligations; and (o) the other risk factors discussed in Part I Item 1A of Alcoa Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020 and other reports filed by Alcoa Corporation with the U.S. Securities and Exchange Commission.

Non-GAAP Financial Measures

Some of the information included in this release is derived from Alcoa Corporation’s consolidated financial information but is not presented in Alcoa Corporation’s financial statements prepared in accordance with accounting principles generally accepted in the United States of America (GAAP). Certain of these data are considered “non-GAAP financial measures” under SEC regulations. Alcoa Corporation believes that the presentation of non-GAAP financial measures is useful to investors because such measures provide both additional information about the operating performance of Alcoa Corporation and insight on the ability of Alcoa Corporation to meet its financial obligations by adjusting the most directly comparable GAAP financial measure for the impact of, among others, “special items” as defined by the Company, non-cash items in nature, and/or nonoperating expense or income items. The presentation of non-GAAP financial measures is not intended to be a substitute for, and should not be considered in isolation from, the financial measures reported in accordance with GAAP. Reconciliations to the most directly comparable GAAP financial measures and management’s rationale for the use of the non-GAAP financial measures can be found in the schedules to this release.

Alcoa Corporation and subsidiaries Statement of Consolidated Operations (unaudited) (dollars in millions, except per-share amounts)

	Quarter Ended
	March 31, 2021	December 31, 2020	March 31, 2020
Sales	$2,870	$2,392	$2,381

Cost of goods sold (exclusive of expenses below)	2,292	1,974	2,025
Selling, general administrative, and other expenses	52	55	60
Research and development expenses	7	9	7
Provision for depreciation, depletion, and amortization	182	170	170
Restructuring and other charges, net	7	60	2
Interest expense	42	43	30
Other (income) expenses, net	(24)	44	(132)
Total costs and expenses	2,558	2,355	2,162

Income before income taxes	312	37	219
Provision for income taxes	93	20	80

Net income	219	17	139

Less: Net income attributable to noncontrolling interest	44	21	59

NET INCOME (LOSS) ATTRIBUTABLE TO ALCOA CORPORATION	$175	$(4)	$80

EARNINGS PER SHARE ATTRIBUTABLE TO ALCOA CORPORATION COMMON SHAREHOLDERS:
Basic:
Net income (loss)	$0.94	$(0.02)	$0.43
Average number of shares	186,226,070	185,945,762	185,749,763

Diluted:
Net income (loss)	$0.93	$(0.02)	$0.43
Average number of shares	188,820,184	185,945,762	186,609,231

Common stock outstanding at the end of the period	186,409,053	185,978,069	185,915,242

Alcoa Corporation and subsidiaries Consolidated Balance Sheet (unaudited) (in millions)

	March 31, 2021	December 31, 2020
ASSETS
Current assets:
Cash and cash equivalents	$2,544	$1,607
Receivables from customers	587	471
Other receivables	90	85
Inventories	1,417	1,398
Fair value of derivative instruments	15	21
Assets held for sale	—	648
Prepaid expenses and other current assets(1)	238	290
Total current assets	4,891	4,520
Properties, plants, and equipment	20,199	20,522
Less: accumulated depreciation, depletion, and amortization	13,269	13,332
Properties, plants, and equipment, net	6,930	7,190
Investments	1,055	1,051
Deferred income taxes	653	655
Other noncurrent assets	1,402	1,444
Total assets	$14,931	$14,860
LIABILITIES
Current liabilities:
Accounts payable, trade	$1,284	$1,403
Accrued compensation and retirement costs	365	395
Taxes, including income taxes	92	91
Fair value of derivative instruments	181	103
Liabilities held for sale	—	242
Other current liabilities	554	525
Long-term debt due within one year	745	2
Total current liabilities	3,221	2,761
Long-term debt, less amount due within one year	2,214	2,463
Accrued pension benefits	1,393	1,492
Accrued other postretirement benefits	671	744
Asset retirement obligations	596	625
Environmental remediation	278	293
Fair value of derivative instruments	923	742
Noncurrent income taxes	204	209
Other noncurrent liabilities and deferred credits	558	515
Total liabilities	10,058	9,844
EQUITY
Alcoa Corporation shareholders’ equity:
Common stock	2	2
Additional capital	9,674	9,663
Accumulated deficit	(550)	(725)
Accumulated other comprehensive loss	(5,878)	(5,629)
Total Alcoa Corporation shareholders’ equity	3,248	3,311
Noncontrolling interest	1,625	1,705
Total equity	4,873	5,016
Total liabilities and equity	$14,931	$14,860

(1)	This line item includes $3 of restricted cash as of both March 31, 2021 and December 31, 2020.

Alcoa Corporation and subsidiaries Statement of Consolidated Cash Flows (unaudited) (in millions)

	Three Months Ended March 31,
	2021	2020
CASH FROM OPERATIONS
Net income	$219	$139
Adjustments to reconcile net income to cash from operations:
Depreciation, depletion, and amortization	182	170
Deferred income taxes	18	23
Equity earnings, net of dividends	(11)	—
Restructuring and other charges, net	7	2
Net gain from investing activities – asset sales	(27)	(177)
Net periodic pension benefit cost	12	33
Stock-based compensation	8	8
Provision for bad debt expense	—	2
Other	(1)	4
Changes in assets and liabilities, excluding effects of divestitures and foreign currency translation adjustments:
(Increase) in receivables	(212)	(70)
(Increase) Decrease in inventories	(68)	41
Decrease in prepaid expenses and other current assets	57	11
(Decrease) in accounts payable, trade	(64)	(121)
Increase (Decrease) in accrued expenses	3	(85)
(Decrease) in taxes, including income taxes	(1)	(11)
Pension contributions	(63)	(48)
(Increase) Decrease in noncurrent assets	(22)	32
(Decrease) in noncurrent liabilities	(31)	(43)
CASH PROVIDED FROM (USED FOR) OPERATIONS	6	(90)

FINANCING ACTIVITIES
Additions to debt (original maturities greater than three months)	495	—
Proceeds from the exercise of employee stock options	4	—
Financial contributions for the divestiture of businesses	(6)	(12)
Distributions to noncontrolling interest	(62)	(31)
Other	(3)	(1)
CASH PROVIDED FROM (USED FOR) FINANCING ACTIVITIES	428	(44)

INVESTING ACTIVITIES
Capital expenditures	(75)	(91)
Proceeds from the sale of assets	591	199
Additions to investments	(2)	(1)
CASH PROVIDED FROM INVESTING ACTIVITIES	514	107

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS AND RESTRICTED CASH	(11)	(24)
Net change in cash and cash equivalents and restricted cash	937	(51)
Cash and cash equivalents and restricted cash at beginning of year	1,610	883
CASH AND CASH EQUIVALENTS AND RESTRICTED CASH AT END OF PERIOD	$2,547	$832

Alcoa Corporation and subsidiaries Segment Information (unaudited) (dollars in millions, except realized prices; dry metric tons in millions (mdmt); metric tons in thousands (kmt))

	1Q20	2Q20	3Q20	4Q20	2020	1Q21
Bauxite:
Production(1) (mdmt)	11.6	12.2	12.0	12.2	48.0	11.9
Third-party shipments (mdmt)	1.4	1.6	1.6	1.9	6.5	1.5
Intersegment shipments (mdmt)	10.5	10.8	10.5	10.4	42.2	10.5
Third-party sales	$71	$66	$56	$79	$272	$58
Intersegment sales	$235	$245	$236	$225	$941	$185
Segment Adjusted EBITDA(2)	$120	$131	$124	$120	$495	$59
Depreciation, depletion, and amortization	$34	$30	$33	$38	$135	$57

Alumina:
Production (kmt)	3,298	3,371	3,435	3,371	13,475	3,327
Third-party shipments (kmt)	2,365	2,415	2,549	2,312	9,641	2,472
Intersegment shipments (kmt)	1,075	987	1,135	1,046	4,243	1,101
Average realized third-party price per metric ton of alumina	$299	$250	$274	$268	$273	$308
Third-party sales	$707	$603	$697	$620	$2,627	$760
Intersegment sales	$336	$289	$329	$314	$1,268	$364
Segment Adjusted EBITDA(2)	$193	$88	$119	$97	$497	$227
Depreciation and amortization	$49	$37	$41	$45	$172	$46
Equity loss	$(9)	$(8)	$(4)	$(2)	$(23)	$(5)

Aluminum:
Primary aluminum production (kmt)	564	581	559	559	2,263	548
Third-party aluminum shipments(3) (kmt)	725	789	767	735	3,016	831
Average realized third-party price per metric ton of primary aluminum	$1,988	$1,694	$1,904	$2,094	$1,915	$2,308
Third-party sales	$1,598	$1,475	$1,607	$1,685	$6,365	$2,047
Intersegment sales	$3	$2	$2	$5	$12	$2
Segment Adjusted EBITDA(2)	$62	$(34)	$116	$181	$325	$283
Depreciation and amortization	$81	$79	$80	$82	$322	$73
Equity income (loss)	$5	$(12)	$(6)	$6	$(7)	$13

Reconciliation of total segment Adjusted EBITDA to consolidated net income (loss) attributable to Alcoa Corporation:
Total Segment Adjusted EBITDA(2)	$375	$185	$359	$398	$1,317	$569
Unallocated amounts:
Transformation(4)	(16)	(10)	(11)	(8)	(45)	(11)
Intersegment eliminations	(8)	30	(35)	5	(8)	(7)
Corporate expenses(5)	(27)	(21)	(24)	(30)	(102)	(26)
Provision for depreciation, depletion, and amortization	(170)	(152)	(161)	(170)	(653)	(182)
Restructuring and other charges, net	(2)	(37)	(5)	(60)	(104)	(7)
Interest expense	(30)	(32)	(41)	(43)	(146)	(42)
Other income (expenses), net	132	(51)	(45)	(44)	(8)	24
Other(6)	(35)	(17)	(15)	(11)	(78)	(6)
Consolidated income (loss) before income taxes	219	(105)	22	37	173	312
Provision for income taxes	(80)	(45)	(42)	(20)	(187)	(93)
Net income attributable to noncontrolling interest	(59)	(47)	(29)	(21)	(156)	(44)
Consolidated net income (loss) attributable to Alcoa Corporation	$80	$(197)	$(49)	$(4)	$(170)	$175

The difference between segment totals and consolidated amounts is in Corporate.

(1)	The production amounts can vary from total shipments due primarily to differences between the equity allocation of production and off-take agreements with the respective equity investment.

(2)

Alcoa Corporation’s definition of Adjusted EBITDA (Earnings before interest, taxes, depreciation, and amortization) is net margin plus an add-back for depreciation, depletion, and amortization. Net margin is equivalent to Sales minus the following items: Cost of goods sold; Selling, general administrative, and other expenses; Research and development expenses; and Provision for depreciation, depletion, and amortization. The Adjusted EBITDA presented may not be comparable to similarly titled measures of other companies.

(3)	The Aluminum segment’s third-party aluminum shipments are composed of both primary aluminum and flat-rolled aluminum.

(4)	Transformation includes, among other items, the Adjusted EBITDA of previously closed operations.

(5)

Corporate expenses are composed of general administrative and other expenses of operating the corporate headquarters and other global administrative facilities, as well as research and development expenses of the corporate technical center.

(6)

Other includes certain items that impact Cost of goods sold and other expenses on Alcoa Corporation’s Statement of Consolidated Operations that are not included in the Adjusted EBITDA of the reportable segments.

Alcoa Corporation and subsidiaries Calculation of Financial Measures (unaudited) (in millions, except per-share amounts)

Adjusted Income	Income (Loss)			Diluted EPS(4)
	Quarter ended			Quarter ended
	March 31, 2021	December 31, 2020	March 31, 2020	March 31, 2021	December 31, 2020	March 31, 2020
Net income (loss) attributable to Alcoa Corporation	$175	$(4)	$80	$0.93	$(0.02)	$0.43

Special items:
Restructuring and other charges, net	7	60	2
Other special items(1)	(30)	5	(137)
Discrete tax items and interim tax impacts(2)	(2)	(6)	22
Tax impact on special items(3)	—	(1)	(8)
Noncontrolling interest impact(3)	—	(5)	(1)
Subtotal	(25)	53	(122)

Net income (loss) attributable to Alcoa Corporation – as adjusted	$150	$49	$(42)	$0.79	$0.26	$(0.23)

Net income (loss) attributable to Alcoa Corporation – as adjusted is a non-GAAP financial measure. Management believes this measure is meaningful to investors because management reviews the operating results of Alcoa Corporation excluding the impacts of restructuring and other charges, various tax items, and other special items (collectively, “special items”). There can be no assurances that additional special items will not occur in future periods. To compensate for this limitation, management believes it is appropriate to consider both Net income (loss) attributable to Alcoa Corporation determined under GAAP as well as Net income (loss) attributable to Alcoa Corporation – as adjusted.

(1)	Other special items include the following:

  for the quarter ended March 31, 2021, a gain on the sale of the Warrick Rolling Mill in Evansville, Indiana ($27), a net favorable change in certain mark-to-market energy derivative instruments ($5), and charges for other special items ($2);
  for the quarter ended December 31, 2020, external costs related to portfolio actions ($4), a net favorable change in certain mark-to-market energy derivative instruments ($2), and charges for other special items ($3); and, for the quarter ended March 31, 2020, a gain on the sale of a waste treatment facility in Gum Springs, Arkansas ($180), costs related to the restart process at the Bécancour, Canada smelter ($32), and a net unfavorable change in certain mark-to-market energy derivative instruments ($11).

(2)	Discrete tax items and interim tax impacts are the result of discrete transactions and interim period tax impacts based on full-year assumptions and include the following:

  for the quarter ended March 31, 2021, net charge for discrete tax items ($2);
  for the quarter ended December 31, 2020, a net charge for interim tax impacts ($19), a benefit related to the favorable ruling of a Spanish tax matter ($32), and a net charge of several other items ($7); and, for the quarter ended March 31, 2020, a net charge of interim tax impacts ($21) and a net charge of several other items ($1).

(3)

The tax impact on special items is based on the applicable statutory rates in the jurisdictions where the special items occurred. The noncontrolling interest impact on special items represents Alcoa’s partner’s share of certain special items.

(4)

In any given period, the average number of shares applicable to diluted EPS for Net income (loss) attributable to Alcoa Corporation common shareholders may exclude certain share equivalents as their effect is anti-dilutive. For the quarter ended December 31, 2020, share equivalents were dilutive based on Net income attributable to Alcoa Corporation common shareholders – as adjusted, resulting in a diluted average number of shares of 187,677,215.

Alcoa Corporation and subsidiaries Calculation of Financial Measures (unaudited), continued (in millions)

Adjusted EBITDA	Quarter ended
	March 31, 2021	December 31, 2020	March 31, 2020

Net income (loss) attributable to Alcoa Corporation	$175	$(4)	$80

Add:
Net income attributable to noncontrolling interest	44	21	59
Provision for income taxes	93	20	80
Other (income) expenses, net	(24)	44	(132)
Interest expense	42	43	30
Restructuring and other charges, net	7	60	2
Provision for depreciation, depletion, and amortization	182	170	170

Adjusted EBITDA	519	354	289

Special items(1)	2	7	32

Adjusted EBITDA, excluding special items	$521	$361	$321

Alcoa’s Corporation’s definition of Adjusted EBITDA (Earnings before interest, taxes, depreciation, and amortization) is net margin plus an add-back for depreciation, depletion, and amortization. Net margin is equivalent to Sales minus the following items: Cost of goods sold; Selling, general administrative, and other expenses; Research and development expenses; and Provision for depreciation, depletion, and amortization. Adjusted EBITDA is a non-GAAP financial measure. Management believes this measure is meaningful to investors because Adjusted EBITDA provides additional information with respect to Alcoa Corporation’s operating performance and the Company’s ability to meet its financial obligations. The Adjusted EBITDA presented may not be comparable to similarly titled measures of other companies.

(1)	Special items include the following (see reconciliation of Adjusted Income above for additional information):

  for the quarter ended March 31, 2021, external costs related to portfolio actions ($1) and charges for other special items ($1);
  for the quarter ended December 31, 2020, external costs related to portfolio actions ($4) and charges for other special items ($3); and, for the quarter ended March 31, 2020, costs related to the restart process at the Bécancour, Canada smelter ($32).

Alcoa Corporation and subsidiaries Calculation of Financial Measures (unaudited), continued (in millions)

Free Cash Flow	Quarter ended
	March 31, 2021	December 31, 2020	March 31, 2020
Cash provided from (used for) operations	$6	$38	$(90)

Capital expenditures	(75)	(111)	(91)

Free cash flow	$(69)	$(73)	$(181)

Free Cash Flow is a non-GAAP financial measure. Management believes this measure is meaningful to investors because management reviews cash flows generated from operations after taking into consideration capital expenditures, which are both necessary to maintain and expand Alcoa Corporation’s asset base and expected to generate future cash flows from operations. It is important to note that Free Cash Flow does not represent the residual cash flow available for discretionary expenditures since other non-discretionary expenditures, such as mandatory debt service requirements, are not deducted from the measure.

Net Debt	March 31, 2021	December 31, 2020
Short-term borrowings	$77	$77
Long-term debt due within one year	745	2
Long-term debt, less amount due within one year	2,214	2,463
Total debt	3,036	2,542

Less: Cash and cash equivalents	2,544	1,607

Net debt	$492	$935

Net debt is a non-GAAP financial measure. Management believes this measure is meaningful to investors because management assesses Alcoa Corporation’s leverage position after considering available cash that could be used to repay outstanding debt.

Contacts

Investor Contact: James Dwyer +1 412 992 5450 James.Dwyer@alcoa.com
Media Contact: Jim Beck +1 412 315 2909 Jim.Beck@alcoa.com